Exhibit 3.1

ARTICLES OF AMENDMENT
OF
WACCAMAW BANKSHARES, INC.

The undersigned corporation hereby submits these Articles of Amendment for the purpose of amending its Articles of Incorporation:

1. The name of the corporation is Waccamaw Bankshares, Inc.

2. The following amendment to the Articles of Incorporation of the Corporation hereby replaces Article II in its entirety as follows:

II.
The amount of authorized capital stock of the Corporation shall be 26,000,000 shares, to be divided into 25,000,000 shares of common stock, no par value, and 1,000,000 shares of preferred stock. The common stock shall be of one class. Subject to the rights of the preferred stock as determined by the Board of Directors, the holders of the common stock shall have one vote per share on all matters on which the holders of the common stock are entitled to vote. The shares of preferred stock may be issued from time to time by the Corporation in such series as the Board of Directors may determine and shall have such voting powers, designations, preferences, limitations, and relative rights as the Board of Directors may and hereby is authorized to determine.

3. The foregoing amendment was duly adopted by a vote of the shareholders of the common stock of the corporation on April 21, 2005 in the manner prescribed by law.

4. These articles will become effective upon filing with the North Carolina Secretary of State.

This the 3rd day of May, 2005.

WACCAMAW BANKSHARES, INC.

By:	/s/ James G. Graham
James G. Graham
President and Chief Executive Officer

ARTICLES OF AMENDMENT
OF
WACCAMAW BANKSHARES, INC.

The undersigned corporation hereby submits these Articles of Amendment for the purpose of amending its Articles of Incorporation:

1. The name of the corporation is Waccamaw Bankshares, Inc.

2. The following amendment to the Articles of Incorporation of the Corporation hereby is appended to and amends Article II as follows:

(a) Pursuant to the foregoing provisions of this Article II, there are hereby authorized and established, out of the 1,000,000 shares of preferred stock, which the Corporation has authority to issue pursuant to this Article II, a series of such preferred stock, designated Series A Convertible Preferred Stock (the “Series A Preferred Stock”).

(1) The Series A Preferred Stock shall consist of 400,000 shares, no par value per share.

The holders of Series A Preferred Stock shall not be entitled to vote on matters submitted for a vote of the holders of common stock. Notwithstanding the foregoing, the holders of Series A Preferred Stock shall have the voting powers provided by law, if any.

(2) Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (i) to the holders of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, which shall include the outstanding common stock of the Corporation and any common stock the Corporation may issue in the future, unless, prior to the first such distribution, the holders of the Series A Preferred Stock shall have received an amount per share equal to $17.00, subject to adjustment for the effect of stock splits, dividends or distributions or (ii) to the holders of stock ranking pari passu (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made proportionately on the Series A Preferred Stock and all other such pari passu stock. In the event there are insufficient assets to pay an amount per share equal to $17.00, subject to adjustment for the effect of stock splits, dividends or distributions, any distribution made to the holders of the Series A Preferred Stock will be allocated pro rata amongst the holders thereof. The merger or consolidation of the Corporation or the sale of all or substantially all the assets of the Corporation or a share exchange in which all of the shares of the Corporation are acquired shall not be deemed a liquidation, dissolution or winding up of the Corporation for purposes of this paragraph (2).

(3) In the event that the holders of Series A Preferred Stock are afforded any voting powers provided by law, the Corporation may, in its sole discretion, elect to convert the outstanding shares of Series A Preferred Stock to shares of common stock on a one-for-one basis. In the event the Corporation elects to convert the outstanding shares of Series A Preferred Stock to shares of common stock, notice of conversion of the Series A Preferred Stock shall be mailed at least 15, but not more than 60, days prior to the date fixed for such conversion to each holder of Series A Preferred Stock to be converted, at such holder’s address as it appears on the books of the Corporation. In order to facilitate the conversion of the Series A Preferred Stock, the Board of Directors may set a record date for the determination of the holders of the Series A Preferred Stock to be converted, or may cause the transfer books of the Corporation to be closed for the transfer of Series A Preferred Stock, not more than 60 days prior to the date fixed for such conversion.

(4) After one year and one day from the date a holder is first issued a share or shares of Series A Preferred Stock, a holder of Series A Preferred Stock may elect to convert such holder’s shares of Series A Preferred Stock into shares of common stock, no par value, of the Corporation. In the event a holder elects to so convert his or her shares of Series A Preferred Stock as described above, the holder shall provide a written notice of intent to convert such shares of Series A Preferred Stock to the Corporation. Upon receipt of such written notice of intent to convert, the Corporation shall cause to be issued a number of shares of its authorized, but unissued shares of common stock, no par value, equal to the number of shares of Series A Preferred Stock so converted on a one-for-one basis.

(5) The Corporation shall not, directly or indirectly, convert, redeem or purchase or otherwise acquire any shares of the Series A Preferred Stock except as provided in this subdivision (a) of Article II or pursuant to a pro rata offer made in writing on terms identical to each holder of Series A Preferred Stock at the time outstanding.

(6) Any shares of the Series A Preferred Stock converted, redeemed or purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof; all such shares shall upon their cancellation become authorized but unissued shares of preferred stock.

3. The foregoing amendment was duly adopted at a meeting of the board of directors of the corporation on September 21, 2006 in the manner prescribed by law.

4. These articles will become effective upon filing with the North Carolina Secretary of State.

This the 6th day of November, 2006.

WACCAMAW BANKSHARES, INC.

By:	/s/ James G. Graham
James G. Graham
President and Chief Executive Officer